ANNUAL MEETING RESULTS
An annual meeting of the funds shareholders was held on December 17, 2010. Each matter voted upon at the meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes (if any) with respect to such matters, are set forth below.

(1) The funds shareholders elected the following eight directors:

			  Shares     Shares Witholding
			 Voted For   Authority to Vote
Roger A. Gibson ........ 7,085,636 	215,119
Victoria J. Herget...... 7,090,088 	210,667
John P. Kayser.......... 7,088,306 	212,449
Leonard W. Kedrowski.... 7,087,160 	213,595
Richard K. Riederer .... 7,085,778 	214,977
Joseph D. Strauss ...... 7,085,557 	215,198
Virginia L. Stringer(A)  7,088,101 	212,654
James M. Wade .......... 7,087,936 	212,819

(A) As of January 1, 2011, Virginia L. Stringer is no longer a director of the fund.

(2) The funds shareholders approved an amendment to the funds investment advisory and management agreement with USBAM.

  Shares        Shares                     Broker
 Voted For   Voted Against  Abstentions   Non-Votes
 4,818,117     171,795 	      154,885     2,155,958

(3) The funds shareholders approved investment sub-advisory agreements with Nuveen Asset Management, Nuveen Fund
Advisors, Inc., and Nuveen Asset Management, LLC.

   Shares      Shares                        Broker
 Voted For   Voted Against   Abstentions   Non-Votes
 4,834,729     166,036         144,032     2,155,958

(4) The funds shareholders ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal period ending August 31, 2011.

   Shares       Shares                     Broker
 Voted For  Voted Against   Abstentions   Non-Votes
 7,045,900    156,416         98,439          0